Exhibit 99.1

Conference Call:	May 12, 2008 at 5:00 p.m. ET
Dial-in numbers:	866/202-4683 or 617/213-8846 (international)
Webcast:	www.progressivegaming.net

CONTACT:
Heather A. Rollo	Richard Land, Dave Jacoby
Chief Financial Officer	Jaffoni & Collins Incorporated
702/263-2583	212/835-8500 or pgic@jcir.com

PROGRESSIVE GAMING’S FIRST QUARTER REVENUES RISE TO $15.2 MILLION

REFLECTING OVER 5,000 TOTAL SYSTEMS INSTALLATIONS

Expects 1H 2008 Revenue of Approximately $34.2 Million to $35.7 Million,

Representing Approximately 42% of Annual Revenue Guidance;

Achievement in Line with Previous Years

Reiterates 2008 Revenue Guidance of $80 Million - $90 Million

Representing 13% - 27% Growth Over 2007

Expects to Generate GAAP Net Income in 4Q 2008

Intends to Refinance $30 Million Senior Secured Notes

Through Expected Bank Financing and Strategic Technology Investment

Enters Latin American Market and Has Backlog of

Over $3 Million in Current Slot Management Contracts for this Market

LAS VEGAS, NV – May 12, 2008 - Progressive Gaming International Corporation® (NASDAQ: PGIC) (“the Company”), a leading provider of diversified technology and system solutions used in the gaming industry worldwide, today reported results for the first quarter period ended March 31, 2008. The Company also reiterated its full year 2008 financial guidance and provided guidance for 1H 2008 revenues.

Progressive Gaming also announced that it intends to retire the remaining portion of its 11.875% Senior Secured Notes due in August 2008 with proceeds from an expected strategic technology investment and new bank credit facility (both of which the Company intends to finalize shortly). After giving effect to the April 30, 2008 semi-annual interest payment of approximately $2 million, the Company’s current cash and cash equivalents are relatively consistent with the March 31, 2008 balances (see Balance Sheet on page 8). Progressive’s current cash and cash equivalents and the expected refinancing of the remaining portion of the 11.875% Senior Secured Notes are anticipated to provide the Company with significant financial flexibility and liquidity to further expand its operations.

2008 First Quarter Financial Review:

Systems revenues, now reported as the sole component of revenues from continuing operations, rose 3%, or $0.5 million, to $15.2 million for the quarter ended March 31, 2008 from $14.7 million in the same period a year ago. The 2007 first quarter period has been adjusted for the discontinued operations of the slot and table games division. As a result, the now reported systems revenues of $14.7 million for the 2007 first quarter include approximately $1.1 million of game station and intellectual property license revenues that were previously classified as slot and table games revenues. The Company incurred a net loss from continuing operations in the three months ended March 31, 2008 of approximately $7.0 million, or $0.11 per share, compared to a net loss from continuing operations of approximately $7.4 million, or $0.21 per share for the three months ended March 31, 2007. There were approximately 62.0 million and 34.8 million weighted average shares outstanding in the March 2008 and March 2007 quarterly periods, respectively.

The slot management systems installed base as of March 31, 2008 was 80,573, representing year-over-year growth of 29%, or 18,298 systems. The 6% quarterly sequential growth was in line with the quarterly sequential growth achieved in the prior year period and reflects the normal seasonality in the Company’s business in which the first quarter is historically the slowest period for new slot management system installations. The Company installed 4,234 slot management systems in the first quarter of 2008, or approximately 17% of its expected full year total of 24,261, which represents expected full year growth of approximately 32%. The percentage of slot management systems installed in the first quarter of 2008 compared to the anticipated full year total is in line with the 19% level achieved in the first quarter of 2007.

The installed base of table management systems as of March 31, 2008 was 6,533, more than double the installed base as of March 31, 2007, and representing quarterly sequential growth of 14%, or 793 table management systems. The 793 table management systems installed during the first quarter represents 25% of the expected 2008 full year table management system installations of 3,160 systems.

Summary of Systems Placements:

	As of 3/31/2008	As of 3/31/2007	% Change	As of 12/31/2007	% Change
Slot Management	80,573	62,275	29%	76,339	6%
Table Management	6,533	3,155	107%	5,740	14%

Commenting on the results, Progressive Gaming International Corporation President and Chief Executive Officer, Russel McMeekin, stated, “Our 2008 first quarter systems installation growth is consistent with our expectations in what is historically our seasonally slowest period. We remain on plan, and expect to achieve, our full year revenue, systems installations and gross margins targets. Since positioning the Company in 2007 to focus exclusively on the high-margin revenue opportunities associated with our slot and table management systems offerings, we have significantly and consistently increased the penetration of these products in key markets such as Europe, Asia and Canada. Additionally, we have recently expanded into Latin America where we currently have $3 million of backlog in contracts year-to-date with significant future potential in this rapidly growing region.

“We continue to focus internal resources on advancing the capabilities of our systems solutions, as in doing so we enhance the potential return on investment for our customers that deploy Casinolink® and Table iD, while simultaneously creating new or enhanced revenue opportunities for the Company. We anticipate the Casinolink Jackpot System (“CJS”) module of our Casinolink Enterprise system to be available for commercialization in Nevada later this month. The Nevada Gaming Control Board recommended CJS for approval to the Nevada Gaming Commission on May 8 with the final approval hearing scheduled on May 22. We currently have 2,000 CJS planned installations in Nevada of which approximately 500 units are expected to be installed by year-end.

“Concurrent with our focus on utilizing internal resources to enhance our product functionality, we also recently entered into an important agreement with IGT that provides significant new revenue opportunities for the Company. Integrating IGT’s sb™ NexGen™ displays and related applications with Casinolink creates the most comprehensive server based systems technology available in the industry as operators continually look to modernize their slot floors by harnessing new revenue-enhancing technologies.

“We have received strong initial customer interest for our implementation of IGT’s sb™ NexGen™ displays. We expect to penetrate approximately 15% of our current Casinolink installed base with this enhanced functionality by the end of 2009 and believe that conversions will accelerate in 2010 and beyond. We expect approval for the NexGen™ displays for Casinolink in 2009 and anticipate that the initial EBITDA benefit from this agreement could range between $4 - $6 million for the full year.

“Along with the immediate benefit of new revenue opportunities and higher daily recurring fees associated with such system upgrades, the Company also stands to benefit from a decline in quarterly revenue variability based on the continued growth of recurring revenues from our systems contracts. In the first quarter of 2008, our recurring revenues grew approximately 41% over the prior year quarter.”

Progressive Gaming International Corporation Executive Vice President, Chief Financial Officer and Treasurer, Heather Rollo, added, “Slot management systems revenues of $13.2 million and total installations of more than 4,200 systems in the first quarter reflect the normal seasonality of our business and the trends experienced in 2007 and 2006. Combined with the 14% quarterly sequential growth in table management installations, we remain confident in our ability achieve our full year revenue guidance of $80 - $90 million. Reflecting the impact on operating leverage associated with this seasonality, gross margins for the first quarter of 2008 were in line with the prior year period. We continue to expect to benefit from a greater base of higher margin recurring revenues in 2008 and are on track to achieve full year gross margins of between 57% and 59% or 200 – 400 basis points above fiscal 2007 gross margins. In addition, while the 2008 first quarter operating expenses reflect the impact of seasonal trade show activity and some short-term effects of foreign currency, fiscal 2008 operating expenses are still expected to be in the range of $39 - $41 million and we expect to report positive GAAP net income in the fourth quarter of 2008.

“The expected near-term elimination of our 11.875% Senior Secured Notes will represent the culmination of a comprehensive resolution to numerous legacy issues that hampered the Company’s financial flexibility and overshadowed the operational momentum we have achieved over the past four quarters. With a growing installed base of high-margin systems applications, new revenue opportunities driven by internal and external developments and a streamlined operation, Progressive Gaming believes it will achieve growth throughout the remainder of 2008, in 2009, and beyond.”

2008 Financial Outlook

Progressive Gaming today reiterated its 2008 financial guidance for revenues, systems installations, gross margins and operating expenses as reviewed in the table below. The Company continues to expect year-over-year revenue growth of 13% - 27%, installed slot management systems growth of 32%, table management systems growth of 56% and full year gross margins in the range of 57% - 59%. In addition, revenues for the first half of 2008 are expected to be approximately $34.2 to $35.7 million, representing approximately 42% of the Company’s fiscal 2008 guidance, or in line with the levels achieved in the first half of both fiscal 2007 and fiscal 2006.

Progressive Gaming Financial Guidance

2008 Guidance (a)
Total revenues (in 000’s)	$80,000 - $90,000
Slot management systems year end installed base	100,600
Table management systems year end installed base	8,900
Gross margins	57% - 59%
SG&A / R&D (in 000’s) (b)	$39,000- $41,000
Depreciation and amortization (in 000’s)	$7,500 - $8,000
Stock compensation expense (in 000’s) (c)	$3,500
Interest expense (in 000’s)	$4,000 (d)

(a)	Initially provided on February 19, 2008

(b)	Excludes stock compensation expense and depreciation and amortization

(c)	Represents stock compensation included in SG&A, R&D and cost of sales

(d)	Represents the Company’s current interest expense; does not include any assumptions for the refinancing of the $30 million Senior Secured Notes.

First Quarter 2008 Financial Review

Revenues

Revenues in the first quarter of 2008 were approximately $15.2 million, or 3% higher than systems revenues (adjusted for the impact of discontinued operations) in the first quarter of 2007. During the first quarter of 2008 the Company’s system installed base growth was driven by 4,234 installations of slot management systems and 793 installations of table management, each of which are expected to contribute to the Company’s recurring revenue base going forward. Slot and table game division revenues are now included in the results of discontinued operations.

Gross Margins

Gross margins of 48% in the first quarter of 2008 are in line with the prior year period. The margins were lower than the fourth quarter of 2007 as a result of a higher proportion of hardware sales in the quarter and lower operating leverage. Approximately 30—35% of the Company’s cost of sales are fixed labor costs which contribute to lower margins during periods when revenue is seasonally low. The Company continues to expect gross margins for fiscal 2008 to be between 57% and 59%.

SG&A and R&D Expenses

First quarter 2008 selling general and administrative and research and development expenses (“SG&A and R&D”) (excluding depreciation and amortization) were approximately $11.9 million, including approximately $0.9 million in non-cash stock compensation expense, seasonal trade show expenses and short-term impacts on foreign costs and reserves as a result of economic factors. This compares to fourth quarter of 2007 expenses of $13.7 million which included $0.8 million of non-cash stock compensation expense and $2.8 million related to the settlement of legal matters and other non-cash charges. The 2008 first quarter SG&A and R&D expenses of $11.9 million were approximately $1.8 million, or 18%, higher than the prior year period. Aggregate SG&A and R&D costs for the 2007 first quarter period were unusually low as most of the Company’s legal, administrative and contract labor costs were related to the slot and table sale and thus classified in the discontinued operations line. The Company continues to expect aggregate SG&A and R&D (exclusive of stock compensation expense and depreciation and amortization) in fiscal 2008 of between $39 and $41 million.

Interest Expense

Net interest expense for the first quarter of 2008 was $1.0 million compared to $2.7 million in the first quarter of 2007 reflecting benefits from the repayment of approximately $35 million of high yield debt and a former credit facility in the second half of 2007.

EBITDA and Adjusted EBITDA

Adjusted EBITDA was $(3.7) million compared to ($2.2) million in the first quarter of 2007. EBITDA in the first quarter of 2008 was approximately ($4.6) million compared to ($3.0) million in the first quarter of 2007. The EBITDA levels reflect the lower seasonal revenues and higher costs described above. Based on our existing forecasts of revenues and costs, we expect to generate positive Adjusted EBITDA for the full year 2008 consistent with our financial guidance previously issued.

EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming supplier industry.

Adjusted EBITDA

Adjusted EBITDA is defined as operating income before depreciation and amortization, and non-cash stock-based compensation, and other one-time charges.

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Reconciliation of Operating Loss to Adjusted EBITDA
Operating Income	$(6,497)	$(4,728)
Depreciation and Amortization	1,876	1,705
Stock-Based Compensation	967	860

Adjusted EBITDA	$(3,654)	$(2,163)

Conference Call And Webcast

Progressive Gaming Corporation is hosting a conference call and simultaneous webcast at 5:00 p.m. Eastern time today, May 12, both of which are open to the general public. The conference call number is 866/202-4683; or for international parties, 617/213-8846. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.progressivegaming.net; please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.progressivegaming.net.

About Progressive Gaming

Progressive Gaming is a leading supplier of integrated casino and jackpot management system solutions for the gaming industry worldwide. This technology is widely used to enhance casino operations and drive greater revenues for existing products. Progressive Gaming is unique in the industry in offering casino management and progressive systems in a modular yet integrated solution. Products include multiple forms of regulated wagering solutions in wired, wireless and mobile formats. There are Progressive Gaming products in over 1,000 casinos throughout the world. For further information, visit www.progressivegaming.net.

©2008 Progressive Gaming International Corporation®. All rights reserved.

This release contains forward-looking statements, including statements regarding the Company’s revenues, systems installations, gross margins, operating expenses and Adjusted EBITDA in and for 2008, anticipated new and upgrades to existing installations of the Company’s slot and table management systems and recurring revenues resulting from those installations, the domestic, South American and overseas demand for the Company’s products, the expected benefits to be realized by the Company’s customers as a result of its products, the commercialization of our Casinolink Enterprise System and installation of Casinolink Jackpot Systems in Nevada, revenue opportunities, installed base penetration, regulatory approvals and gross margin impact associated with our recent agreement with IGT, the Company’s GAAP net income for the fourth quarter of 2008, slot and table management systems installed base at the end of 2008, in 2009 and beyond, the expense, timing and ability to repay or restructure the Company’s outstanding Senior Notes through completion of a strategic technology investment and new bank credit facility or otherwise. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to delays in the approval, introduction, installation and customer acceptance of existing and new products, the risk that the expected strategic investment and new bank credit facility that the Company intends to utilize to refinance the Senior Notes will not be completed on favorable terms or at all and that the Company will not otherwise be able to secure additional capital for refinancing the Senior Notes on favorable terms, or at all, the risk that markets for the Company’s products are not as large as the Company anticipates or that competing products may reduce demand for the Company’s products, the risk that the on-going relationship related to the sale of the Company’s Table Games Division or the recent agreement with IGT regarding IGT’s sb™ NextGen™ displays may not provide anticipated benefits, the risk that regulatory approvals may not be obtained when expected, or at all, the status of rights licensed from content providers, risks related to the Company’s ability to enforce and develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the Company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the Company, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures, currency fluctuations and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statements to reflect new circumstances or anticipated or unanticipated events or circumstances.

-financial tables follow-

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)	Three Months Ended March 31 (unaudited)
	2008	2007
Revenues	15,216	14,709
Cost of revenues	7,889	7,662

Gross profit	7,327	7,047
Selling, general and administrative expense	8,701	7,556
Research and development	3,247	2,514
Depreciation and amortization	1,876	1,705

Total operating expenses	13,824	11,775

Operating loss	(6,497)	(4,728)
Interest expense, net	(964)	(2,716)

Loss from continuing operations before income tax benefit	(7,461)	(7,444)
Income tax benefit	508	—

Loss from continuing operations, net of tax	(6,953)	(7,444)
Loss from discontinued operations, net of tax	(1,446)	(1,291)

Net loss	$(8,399)	$(8,735)

Weighted average common shares:
Basic	61,996	34,810

Diluted	61,996	34,810

Basic and diluted loss per share
Loss from continuing operations	$(0.11)	$(0.21)

Loss from discontinued operations	$(0.03)	$(0.04)

Net loss	$(0.14)	$(0.25)

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share amounts)

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,717	$19,063
Accounts receivable, net of allowance for doubtful accounts of $1,200 and $942	20,423	21,360
Contract sales receivable, net of allowance for doubtful accounts of $383 and $472	826	829
Inventories, net of reserves of $799 and $768	7,025	6,576
Prepaid expenses	1,963	1,643
Current assets of discontinued operations	561	680

Total current assets	42,515	50,151
Property and equipment, net	3,935	3,893
Intangible assets, net	24,396	25,646
Goodwill	42,485	42,373
Non-current assets of discontinued operations	2,155	2,131
Other assets	9,683	9,715

Total assets	$125,169	$133,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$5,472	$6,234
Customer deposits	1,105	1,403
Current portion of long-term debt and notes payable, net of unamortized discount of $85 and $148	29,915	29,852
Accrued liabilities	11,199	11,305
Deferred revenues and license fees	2,652	2,416
Current liabilities of discontinued operations	2,894	3,695

Total current liabilities	53,237	54,905
Other long-term liabilities	6,117	6,290
Non-current liabilities of discontinued operations	2,014	1,175
Deferred tax liability	39	588

Total liabilities	61,407	62,958
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 62,003,509 and 61,993,509 issued and outstanding	6,200	6,199
Additional paid-in capital	307,832	306,879
Other comprehensive loss	4,998	4,734
Accumulated deficit	(253,437)	(245,038)

Subtotal	65,593	72,774
Less treasury stock, 319,819 and 317,174 shares, at cost	(1,831)	(1,823)

Total stockholders’ equity	63,762	70,951

Total liabilities and stockholders’ equity	$125,169	$133,909

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